                                                                                        EXHIBIT 99.1
For Immediate Release December 27, 2005

Contact: Richard G. Harwood, President and CEO
Phone: (423) 623-6088

United Tennessee Bankshares, Inc. Announces De-listing of Common Stock

United Tennessee Bankshares, Inc. (UTBI) filed a notice on December 23, 2005, with NASDAQ Stock Market Inc. to de-list its stock at the close of business on December 30, 2005. UTBI is in the process of deregistering its common stock. Subsequent to de-registering its common stock with the U. S. Securities and Exchange Commission (SEC), UTBI will no longer qualify for listing on the NASDAQ Small Market. Howe Barnes Investments, Inc. has agreed to act as the sponsoring market maker for UTBI to trade on the OTC Bulletin Board.

As announced on April 14, 2005, UTBI's Board of Directors has approved a proposed deregistering transaction. The proposed transaction would reduce the number of stockholders of record from approximately 545 to approximately 96. Following shareholder approval, UTBI would continue operations as a privately held corporation that would not be required to file periodic public reports with the SEC. The terms of the transaction provide that each stockholder owning fewer than 2,500 common shares will receive cash of $22.00 per share. The price was established by the Board of Directors based on an independent valuation by a qualified valuation firm. Each stockholder of record owning 2,500 or more common shares will continue to hold the same number of shares of UTBI after the transaction and will not receive any cash for those shares.

Proxy materials will be mailed out during the first week of January 2006. UTBI’s annual shareholder meeting, at which the proposed transaction will be voted upon, will reconvene on February 21, 2006.